UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                        Years Ended December 31,
                                        2000       1999       1998
                                       ------     ------     ------
                                         - Thousands of Dollars -
                                          (except per share data)
Basic Earnings Per Share:
Numerator: Income Before
  Extraordinary Item                  $41,891    $56,510    $28,032
Denominator:
  Average Shares of Common Stock -
    Outstanding                        32,445     32,321     32,177
                                       ------     ------    -------
Basic Earnings Per Share Before
  Extraordinary Item                  $  1.29    $  1.75    $  0.87
                                      =======    =======    =======

Diluted Earnings Per Share:
Numerator: Income Before
  Extraordinary Item                  $41,891    $56,510    $28,032
Denominator:
  Average Shares of Common Stock -
    Outstanding                        32,445     32,321     32,177
  Effect of Dilutive Securities:
    Warrants                                -         -          79
    Options and Stock Issuable under
      Employee Benefit Plans              434        257         90
                                       ------     ------    -------
  Total Shares                         32,879     32,578     32,346
                                       ------     ------    -------
Diluted Earnings Per Share Before
    Extraordinary Item                $  1.27    $  1.74    $ 0.87
                                      =======    =======    ======

      Options to purchase 734,000 shares of common stock at $11.00 to $18.13 per share were outstanding at the end of the year 2000 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

      At December 31, 2000, UniSource Energy had no outstanding warrants. There were 4.6 million warrants outstanding that were exercisable into TEP common stock. See Note 15. However, the dilutive effect is the same as it would be if the warrants were exercisable into UniSource Energy Common Stock.